                                                                   EXHIBIT 10.11


                            STOCK PURCHASE AGREEMENT

                                  by and among

                          THE SELLERS IDENTIFIED HEREIN

                                       and

                      SUNAIR SOUTHEAST PEST HOLDINGS, INC.





                            dated as of June 7, 2005





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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.       Definitions..........................................................1

2.       Basic Transaction....................................................7

3.       Representations and Warranties Relating to the Company...............9

4.       Representations and Warranties Relating to the Transactions.........23

5.       Representations and Warranties of the Buyer.........................25

6.       Pre-Closing Covenants...............................................26

7.       Post-Closing Covenants..............................................30

8.       Conditions to Obligation to Effect the Closing......................36

9.       Remedies for Breaches of this Agreement.............................38

10.      Termination.........................................................40

11.      Miscellaneous.......................................................41

12.      Seller's Representative.............................................44




                                      -i-
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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "AGREEMENT") is made as of June 7, 2005, by and between Sunair Southeast Pest Holdings, Inc., a Florida corporation (the "BUYER") and the selling shareholders identified on SCHEDULE 1 hereto (the "SELLERS" and each a "SELLER"). The Buyer and each of the Sellers are each referred to in this Agreement as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

         The Sellers collectively own 100% of the issued and outstanding shares of Class A voting common stock and Class B nonvoting common stock, par value $1.00 (the "SHARES"), of Middleton Pest Control, Inc., a Florida corporation (the "COMPANY") which is engaged in the pest control services and lawn care services business (the "BUSINESS"). Each Seller desires to sell to the Buyer, the number of Shares indicated opposite each such Seller's name on SCHEDULE 1 hereto and Buyer desires to purchase from Sellers all (but not less than all) of the Shares upon the terms and subject to the conditions set forth in this Agreement. As a result of the transactions contemplated hereby, the Buyer will acquire all of the Shares, and the Sellers will receive the consideration described in Section 2 of this Agreement.

                               TERMS OF AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1. DEFINITIONS.

         "ADJUSTMENT AMOUNT" means the amount equal to the difference between
(x) the Base Net Worth and (y) the Closing Net Worth.

         "ADVISORS" means, with respect to any Person, such Person's directors, officers, employees, accountants, lenders, agents, legal counsel, and financial, regulatory, Tax and other advisors.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "BANK DEBT" means the Indebtedness for Borrowed Money to Bank of America, N.A. and any other Indebtedness for Borrowed Money reflected or required to be reflected in Section 3(d)(iv) of the Disclosure Schedule.

         "BASE NET WORTH" means an amount equal to $ 2,350,000.

         "BUSINESS DAY" means any day that is not a Saturday, Sunday or banking holiday in the State of Florida.




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

         "BUYER NOTE" means the Subordinated Promissory Note in the aggregate original principal amount of $5,000,000 issued on the Closing Date by the Buyer to Sellers,. The Buyer's Note shall be substantially in the form as attached hereto as EXHIBIT A .

         "CHANGE OF CONTROL PAYMENTS" means any and all (i) bonuses or similar payments payable by Company as a result of the transactions contemplated hereby,
(ii) investment banking and other fees payable by Company as a result of the transactions contemplated hereby and (iii) amounts payable by Company to obtain any consents or approvals (other than under the Hart-Scott-Rodino Act) required to be listed on Section 3(a) of the Disclosure Schedule, including without limitation, the payments described on EXHIBIT B.

         "CLOSING NET WORTH" means the amount by which the total assets of the Company exceed the total liabilities of the Company, in each case as set forth on the Closing Balance Sheet.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIAL INFORMATION" means any information concerning or relating to a disclosing Party or its Affiliate or a disclosing Party's or its Affiliate's financial condition, businesses, personnel, operations or prospects in the possession of the receiving Party its Affiliates or its Advisors or furnished or to be furnished to the receiving Party, its Affiliates or its Advisors, including, without limitation, any Trade Secrets which should reasonably be deemed confidential to the disclosing Party; provided that the term "Confidential Information" does not include information which (i) becomes generally available to the public other than as a result of a disclosure of such information by the receiving Party, its Affiliates or its Advisors in violation of this Agreement, (ii) was available to the receiving Party, its Affiliates or its Advisors on a non-confidential basis prior to its disclosure by the disclosing Party or its Advisors, or (iii) was or becomes available to the receiving Party, its Affiliates or its Advisors on a non-confidential basis, from a source other than disclosing Party or its Advisors, provided, that such source is or was (at the time of receipt of the relevant information) not known to the receiving Party to be bound by a confidentiality agreement with or for the benefit of (or other confidentiality obligation to) the disclosing Party.

         "CONSISTENTLY APPLIED" means the consistent and historically utilized application of accounting principles and policies, and methods to determine estimates and judgments, utilized in the construct of the Company's Most Recent Fiscal Year End Financial Statements.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3 (2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3 (l).

         "ENVIRONMENTAL REQUIREMENTS" means all statutes, regulations and ordinances concerning pollution or protection of the environment that are enacted on or prior to and in effect on the Closing Date.

         "EQUITY PERCENTAGE" means the percentage obtained by dividing (i) the number of Shares owned by a Seller by (ii) the total number of Shares outstanding.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.



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

         "ERISA AFFILIATE" means any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

         "GAAP" means United States generally accepted accounting principles in effect at the time the relevant financial statements were (or are) prepared.

         "GROSS-UP AMOUNT" shall mean the amount so designated in the Allocation Schedule, as further adjusted pursuant to Section 2(d), which represents the additional consideration to be paid by the Buyer to the Sellers to account for the increased tax liability that will be incurred by the Sellers as a result of the Section 338(h)(10) Election over the tax liability that would have been incurred by the Sellers if such election was not made and the Transaction Consideration did not include the Gross-Up Amount (the intent of the parties being that the net after tax cash and other consideration to be received by the Sellers shall be the same with or without such election).

         "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INCOME TAX" means any federal, state or local tax imposed on, or measured by, net income.

         "INCOME TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Income Taxes.

         "INDEBTEDNESS FOR BORROWED MONEY" means, with respect to any Person,
(a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) obligations of such Person as lessee under leases required to be capitalized pursuant to GAAP Consistently Applied, (d) obligations of such Person for amounts drawn under acceptances, letters of credit or similar facilities, and
(e) guarantees and similar commitments relating to any of the foregoing items; provided, however, notwithstanding the foregoing, Indebtedness For Borrowed Money shall not include any purchase money indebtedness for goods purchased from vendors or other trade payables.

         "INTELLECTUAL PROPERTY" means, with respect to the Company, all patents, patent applications, patent disclosures and inventions; trademarks, service marks, trade dress, logos, trade names, corporate names and Internet domain names; copyrights and copyrightable works; information systems, databases and software, websites; licenses, registrations, applications and renewals for any of the foregoing; and Trade Secrets.

         "MATERIAL ADVERSE EFFECT" means either:

                  (i) a material adverse effect on (or material adverse change in) the assets, liabilities, business or the financial condition of the Company; or

                  (ii) any event, matter or circumstance which could reasonably be expected to result in a material adverse effect on (or material adverse change in) the assets, liabilities, business or financial condition of the Company, other than changes in the following: (A) general business or economic conditions, including such conditions related to the




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         Business or the Company; (B) regional, national or international political or economic conditions or financial markets; (C) any of the industries in which the Company operates; (D) applicable laws or regulations; (E) election results at the federal, state or local levels; (F) GAAP or statutory accounting principles; or (G) acts of terrorism or war (whether or not declared); or (H) any adverse change in or effect on the Business or Company that is cured, to the reasonable satisfaction of the Buyer, before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 10 hereof.

         "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past practices.

         "PARENT" means Sunair Electronics, Inc., a Florida corporation and parent of Buyer.

         "PARENT COMMON STOCK" means shares of Parent's common stock, par value $0.10 per share.

          "PERMITTED LIENS" means with respect to any assets other than the Shares (i) mechanic's, materialmen's and similar liens with respect to amounts not past due, (ii) liens for Income Taxes or other Taxes not yet due and payable or for Income Taxes or other Taxes that the taxpayer is contesting in good faith pursuant to proceedings disclosed on the Disclosure Schedule, (iii) purchase money liens arising by operation of law (including liens on inventory and other assets in favor of vendors of the Company), (iv) liens securing rental payments under capital lease arrangements disclosed on the Disclosure Schedule and (v) other liens disclosed on the Disclosure Schedule. Notwithstanding the foregoing, Permitted Liens shall not include any Security Interest relating to the Company's promissory note issued to Bank of America, N.A. in the principal amount of $500,000 dated August 20, 2004.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "RULE 144" means Rule 144 promulgated under the Securities Act by the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, or other security interest, other than Permitted Liens.



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

         "SELLER TRANSACTION EXPENSES" means any and all legal, accounting, consulting, investment advisory and other fees, costs and expenses of Sellers relating to the transaction contemplated hereby.

         "SUBSIDIARY" means, with respect to any Person, any corporation, association or other entity of which either such Person or any Subsidiary of such Person (alone or together) owns or controls (either directly or indirectly or through another Subsidiary) at least a majority of the issued share capital or other ownership interest, in each case having ordinary voting power to elect directors, managers or trustees of such corporation or other entity (whether or not any capital stock or other ownership interests or any other class or classes of capital stock or other ownership interests shall or might have voting power upon the occurrence of any contingency).

         "TAXES" means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

         "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any government or taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Tax law.

         "TRADE SECRETS" means technical or non-technical data, formulas, patterns, compilations, programs, devices, business-related information, methods, techniques, competitive information, drawings, processes, financial data, personnel data, financial plans, product plans, or customer or supplier lists, in each case which (i) are material to the Company and (ii) are or would be reasonably expected to be not commonly known by or available to the public.

         OTHER DEFINITIONS. The following terms shall have the meanings indicated in the corresponding Sections of this Agreement listed below:

        TERM                                                       SECTION
        ----                                                       -------
        Acquisition Proposal..................................     6(i)
        Agreement.............................................     Preamble
        Authorized Action.....................................     12(b)
        Average Closing Price.................................     2(b)(ii)
        Allocation Schedule...................................     Schedule 2
        Business..............................................     Preamble
        Buyer.................................................     Preamble
        Closing...............................................     2(e)
        Closing Balance Sheet.................................     2(c)(i)
        Closing Date..........................................     2(e)
        Company...............................................     Preamble
        Confidentiality Agreement.............................     6(e)
        Contract..............................................     3(m)
        Defense Notice........................................     9(b)(iii)
        Disclosure Schedule...................................     3




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        Disputed Adjustment Amount............................     2(c)(iii)
        Effectiveness Period..................................     7(g)(ii)
        Employee Benefit Plans................................     3(q)
        Employees.............................................     3(p)
        Employment Agreements.................................     8(a)(vii)
        Environment Assessment................................     6(g)
        Final Allocation Referral.............................     7(c)(iv)
        Final Allocation Schedule.............................     7(c)(iv)
        Financial Statements..................................     3(f)
        Indemnified Parties...................................     9(b)(iii)
        Indemnifying Parties..................................     9(b)(iii)
        Independent Auditors..................................     2(c)(iv)
        Leased Real Property..................................     3(k)
        Losses................................................     9(b)
        Major Suppliers.......................................     3(y)
        Most Recent Financial Statements......................     3(f)
        Most Recent Fiscal Month End..........................     3(f)
        Most Recent Fiscal Year End...........................     3(f)
        Notices...............................................     3(r)(ii)
        Party(ies)............................................     Preamble
        Permits...............................................     3(t)
        Proceedings...........................................     3(r)(ii)
        RPCP..................................................     6(e)
        Registration Statement................................     7(g)(i)
        Released Claims.......................................     7(e)
        Released Parties......................................     7(e)
        Releasors.............................................     7(e)
        Return Policies.......................................     3(u)
        Section 338(h)(10) Election...........................     7(c)
        Seller(s).............................................     Preamble
        Seller's Allocation Objection Period..................     7(c)(iv)
        Sellers' Representative...............................     12(a)
        Shares................................................     Preamble
        Third Party Claim.....................................     9(b)
        Transaction Consideration.............................     2(b)
        Transaction Documents.................................     12(a)


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




2. BASIC TRANSACTION.

(a) PURCHASE AND SALE. At the Closing, upon the terms and subject to the conditions of this Agreement, the Sellers shall sell, transfer and deliver to the Buyer all of the Shares, free and clear of any and all Security Interests or transfer, voting or other restrictions of any kind.

(b) CONSIDERATION. In full consideration of Buyer's purchase of the Shares, the Buyer shall pay the following (collectively, the "TRANSACTION CONSIDERATION") on the Closing Date:

                  (i) cash equal to the sum of Thirty Five Million Dollars ($35,000,000.00) plus the Gross-Up Amount (as reflected on the Allocation Schedule, attached hereto as SCHEDULE 2, and as determined by the parties based on the Most Recent Balance Sheet, subject to adjustment for the amount shown on the Final Allocation Schedule as provided in Section 2(d)) (such sum to be paid via wire transfer of immediately available funds to an account or accounts designated by the Sellers);

                  (ii) a number of shares of unregistered Parent Common Stock determined by dividing (x) $10,000,000 by (y) the average closing price of a share of Parent Common Stock as reported on the American Stock Exchange (the "AMEX") for the thirty (30) consecutive trading day period ending the second trading day immediately prior to the date of this Agreement, as reported (absent manifest error in the printing thereof) by the Wall Street Journal (the "Average Closing Price"); AND

                  (iii) the Buyer Note.

The Transaction Consideration shall be allocated among the Sellers pro rata in accordance with the percentage set forth opposite the Sellers' names on SCHEDULE 2 (the "ALLOCATION SCHEDULE"). The Allocation Schedule shall contain a calculation of the Gross-Up Amount.

(c) POST-CLOSING ADJUSTMENT AS RELATING TO CLOSING BALANCE SHEET

                  (i) On or before the 45th day following the Closing, the Sellers' Representative shall prepare and deliver to the Buyer (A) a balance sheet for the Company dated the Closing Date which shall be audited by Linder & Thornley, CPA, 501 E. Jackson Street, Suite 101, Orlando, Florida and the report of such firm (the "Closing Balance Sheet") and (B) a detailed calculation of the Adjustment Amount. The Closing Balance Sheet shall be prepared by the Sellers' Representative in accordance with the accounting methodologies historically used by the Company. The Closing Balance Sheet shall be accompanied by reasonably detailed schedules.

                  (ii) If the Base Net Worth exceeds the Closing Net Worth by more than $200,000, each Seller shall pay to the Buyer such Seller's Pro Rata Portion, as set forth on SCHEDULE 2 hereto, of the Adjustment Amount in excess of the $200,000. If the Closing Net Worth exceeds the Base Net Worth by more than $200,000, the Buyer shall pay to each Seller such Seller's Pro Rata Portion of the Adjustment Amount in excess of the $200,000.



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

                  (iii) The Buyer shall notify the Sellers in writing within thirty (30) calendar days after the Buyer's receipt of the Closing Balance Sheet and detailed calculation of the Adjustment Amount, of any disagreement with the calculation of the Adjustment Amount. The Buyer shall provide a reasonably detailed explanation of any disagreement with the calculation of the Adjustment Amount, and the aggregate dollar amount of any adjustments the Buyer wishes to propose to the Adjustment Amount (the "Disputed Adjustment Amount").

                  (iv) The Buyer and the Sellers shall use their best efforts for a period of thirty (30) calendar days after the Buyer's delivery of the notice described in Section 2(c)(iii) hereof (or such longer period as the Buyer and the Sellers shall mutually agree upon) to resolve any disagreements over the Disputed Adjustment Amount. If, at the end of such period, the Buyer and the Sellers are unable to resolve such disagreements, Madsen, Sapp Mena & Rodriguez & Co., 350 East Las Olas Blvd., Suite 1420, Ft. Lauderdale, Fl. (the "Independent Auditors") shall resolve any remaining disagreements (provided, however, the Independent Auditors shall employ the accounting methodologies historically used by the Company). The Buyer and the Sellers shall use their best efforts to cause Independent Auditors to make its determination within thirty (30) calendar days of appointment. The fees and expenses of Independent Auditors shall be borne by the Buyer and the Sellers equally.

                  (v) All payments of the Adjustment Amount shall be made first by reduction or increase (as applicable) in the principal amount of the Buyer Note, and then by wire transfer of immediately available funds to an account designated by the payee. Subject to Sections 2(c)(iii) and 2(c)(iv), the Adjustment Amount shall be paid within five (5) Business Days of the final determination thereof.

(d) POST-CLOSING ADJUSTMENT RELATING TO FINAL ALLOCATION SCHEDULE. The Final Allocation Schedule shall include a calculation of the Gross-Up Amount which takes into account all adjustments. In the event that the Final Allocation Schedule reflects a Gross-Up Amount which exceeds the Gross-Up Amount reflected on the Allocation Schedule, the Buyer shall pay to the Sellers, within ten (10) days after the Final Allocation Schedule becomes final and binding pursuant to the provisions of Section 7(c)(iv), the excess of the Gross-Up Amount set forth in the Final Allocation Schedule over the Gross-Up Amount set forth in the Allocation Schedule. In the event that the Final Allocation Schedule reflects a Gross-Up Amount which is less than the Gross-Up Amount reflected on the Allocation Schedule, the Sellers shall pay to the Buyer within ten (10) days after the Final Allocation Schedule becomes final and binding pursuant to the provisions of Section 7(c)(iv) the excess of the Gross-Up Amount set forth in the Allocation Schedule over the Gross-Up Amount contained in the Final Allocation Schedule.

(e) THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Akerman Senterfitt, in Miami on the third business day following full satisfaction or due waiver of all of the closing conditions set forth in Section 8 hereof (other than those to be satisfied at the Closing) or at such other location or on such other date as is mutually agreeable to the Buyer and the Sellers. The date of the Closing is herein referred to as the "CLOSING DATE."



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

3. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY. Each Seller, with respect to himself, or itself only and not jointly with respect to any of the other Sellers hereby represents and warrants to the Buyer that the statements contained in this Section 3 are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the "DISCLOSURE SCHEDULE").

(a) NONCONTRAVENTION. Except as set forth in Section 3(a) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree, approval, exemption, variance or ruling of any government, governmental agency or court to which the Company is subject, or any provision of the Company's charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, permit or instrument to which the Company is a party or by which the Company is bound or to which any of its assets are subject. Except as set forth on Section 3(a) of the Disclosure Schedule and for applicable requirements of the Hart-Scott-Rodino Act, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency or third party in order for the Company and the Sellers to consummate the transactions contemplated by this Agreement.

(b) CORPORATE STATUS. The Company is duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company is not legally qualified to transact business as a foreign corporation in any jurisdiction, and the nature of its properties and the conduct of its business does not require such qualification. Except as set forth on Section 3(b) of the Disclosure Schedule, the Company has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business in Florida. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company.

(c) TITLE TO AND CONDITION OF ASSETS. The Company has good and valid title to, or a valid leasehold interest in, the tangible personal property that is reflected on the Most Recent Balance Sheet and all tangible property acquired by it since the date of the Most Recent Balance Sheet (except for property and assets disposed of in the Ordinary Course of Business), free and clear of any Security Interest except as set forth in Section 3(c)(i) of the Disclosure Schedule and such assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business of the Company in the manner in which and to the extent to which the Business is currently being conducted. The machinery and equipment used regularly in the conduct of the business of the Company are in good operating condition and repair (subject to normal wear and tear). Except for interests and rights in property pursuant to any lease, license or other agreement described in Section 3(c)(ii) of the Disclosure Schedule, there is no material tangible personal property owned by any third party, which is used by the Company in the operation of its business.

(d) CAPITALIZATION. Section 3(d)(i) of the Disclosure Schedule sets forth for the Company: (i) the number and class, if applicable, of all authorized shares of capital stock and (ii) its directors and officers. Each Seller owns the number of Shares set forth opposite such Seller's name on Section 3(d)(ii) of the Disclosure Schedule, and no other securities of the Company; and there are no other securities issued and outstanding of the Company. All of the issued and outstanding equity interests of the Company have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Sellers to sell, transfer or otherwise dispose of any shares of capital stock of the Company or that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock (other than this Agreement). There are no outstanding stock appreciation, phantom stock or similar rights with respect to any of the Company. Except as set forth in Section 3(d)(iii) of the Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting shares of the Company. The Company does not have any Subsidiaries, and the Company does not own any other capital stock or other equity interest in any Person. Except (i) for the Bank Debt and capitalized leases disclosed in Section 3(m) of the Disclosure Schedule, (ii) as set forth in Section 3(d)(iv) of the Disclosure Schedule and (iii) as set forth in the Most Recent Financial Statements, the Company does not have any outstanding Indebtedness For Borrowed Money.

(e) SHAREHOLDERS OF THE COMPANY. Section 3(e) of the Disclosure Schedule sets forth, with respect to the Company, the name, address and federal taxpayer identification number of, and the number of outstanding shares of each class of its capital stock owned of record and/or beneficially by, each shareholder of the Company as of the close of business on the date of this Agreement. As of the date hereof, the Sellers constitute all of the holders of all issued and outstanding shares of capital stock of the Company, and each of the Sellers owns such shares free and clear of all Liens, restrictions and claims of any kind. Except as set forth on Section 3(e) of the Disclosure Schedule, from December 31, 2003 up to and including the Most Recent Balance Sheet date, the Company has not made any distributions to its shareholders other than ordinary and customary salaries, expense reimbursements and accrued bonuses paid. The Company has paid in full all accumulated dividends on its capital stock that were payable as of the date hereof.

(f) FINANCIAL STATEMENTS. The Sellers have attached hereto as Section 3(f) of the Disclosure Schedule, the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) the Company's consolidated audited balance sheet and statements of income, shareholders' equity and cash flows as of and for the three years ended December 31, 2004 (the "MOST RECENT FISCAL YEAR END") and (ii) the Company's consolidated unaudited balance sheet and statements of income and cash flows and all other relevant interim periods (collectively, the "MOST RECENT FINANCIAL STATEMENTS") as of and for the period beginning April 1, 2005 and ended April, 30, 2005 the "MOST RECENT FISCAL MONTH END"). The Financial Statements have been prepared in accordance with GAAP, Consistently Applied, throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company and its assets and liabilities as of such dates and the results of operations of the Company for such periods; provided, that, the Most Recent Financial Statements are subject to normal year-end audit adjustments (which in the aggregate are not material) and omit footnotes and other presentation items which are required by GAAP. The books and records of the Company fully and fairly reflect in all material respects all of its transactions, properties, assets and liabilities. Except as set forth in Section 3(g) of the Disclosure Schedule, there are no extraordinary or material non-recurring items of income or expense (subject to fluctuations in the ordinary course of business) during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

(g) ABSENCE OF CERTAIN DEVELOPMENTS. Except as otherwise contemplated by this Agreement or as set forth in Section 3(g) of the Disclosure Schedule, since the Most Recent Fiscal Year End, the Company has been operated in the Ordinary Course of Business and has not:

                  (i) borrowed any material amount or incurred any material liabilities, except amounts borrowed or liabilities incurred in the Ordinary Course of Business or under contracts entered into in the Ordinary Course of Business (including the Company's credit facility with Bank of America, N.A.);

                  (ii) mortgaged, pledged or subjected to any Security Interest, any of their assets, except for Permitted Liens;

                  (iii) sold, assigned or transferred any material assets;

                  (iv) sold, assigned or transferred any Intellectual Property;

                  (v) suffered any material uninsured losses or waived any rights of material value;

                  (vi) made any capital expenditures or commitments therefor in excess of $10,000 individually or $25,000 in the aggregate or failed to make any material budgeted capital expense;

                  (vii) suffered any theft, damage, destruction or casualty loss to its property in excess of $5,000 not covered by insurance;

                  (viii) granted any increase in the compensation or benefits of any of their respective officers or employees except increases to hourly employees in the Ordinary Course of Business;

                  (ix) issued, sold or transferred any of its capital stock, securities convertible into its capital stock or warrants, options or other rights to acquire its capital stock, or any notes, bonds or debt securities;

                  (x) declared or paid any dividend or made any distribution on its capital stock (including tax distributions) or redeemed or purchased any of its capital stock other than in connection with payment on or before April 15, 2005 of tax liabilities of the Sellers arising from Company income and consistent with past practice;

                  (xi) reclassified, combined, split, subdivided or redeemed or otherwise repurchased any securities of the Company or created, authorized, issued, sold, delivered, pledged or encumbered any additional capital stock (whether authorized but unissued or held in treasury) or other securities convertible into or exchangeable for capital stock, or granted or otherwise issued any options, warrants or other rights with respect thereto;

                  (xii) acquired or agreed to acquire by merging or consolidating with, or by purchasing any portion of the capital stock, equity interests or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

                  (xiii) made any loan or any investment in or capital contribution to, or extended any credit to, any Person, except (i) short-term investments pursuant to customary cash management policies,
         (ii) advances to customers in the Ordinary Course of Business as set forth in Section 3(h)(xviii) of the Disclosure Schedule, or (iii) advances made in the Ordinary Course of Business to employees or independent contractors;

                  (xiv) made any change in any accounting methods or Tax elections, written up or written down any inventory (except in the Ordinary Course of Business), or increased or decreased any accounting reserves;

                  (xv) entered into, amended or terminated any Contract that would be required to be listed on Section 3(m) of the Disclosure Schedule; or

                  (xvi) experienced customer warranty claims materially greater than that experienced in comparable prior periods.

(h) UNDISCLOSED LIABILITIES. The Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in the Most Recent Balance Sheet and not heretofore paid or discharged, (ii) liabilities incurred in the Ordinary Course of Business consistent with past practice since the date of the Most Recent Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding),
(iii) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (iv) liabilities incurred in the Ordinary Course of Business prior to the date of the Most Recent Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon and (v) other liabilities set forth on Section 3(h) of the Disclosure Schedule.

(i) LEGAL COMPLIANCE. Except as set forth on Section 3(i) of the Disclosure Schedule, the Company is in compliance with all statutes, laws, ordinances, rules, orders and regulations of federal, state and local governments applicable to it, its business and operations (as conducted by it now and, to the extent then required, in the past), its assets, the Leased Real Property and any other properties and assets (in each case owned or used by it now or in the past). Except as set forth on Section 3(i) of the Disclosure Schedule, since January 1, 2004, the Company has not received any written communication from any governmental authority that alleges that the Company is not in compliance with any federal, state or local laws, rules or regulations.

(j) TAX MATTERS.

                  (i) The Company has filed all Tax Returns required to be filed by it (taking into account timely filed extensions) and has paid all Taxes shown as due on such Tax Returns. All such Tax Returns are true and correct in all material respects.

                  (ii) No Tax Return of the Company is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company. All Taxes incurred by the Company for periods ending on or prior to the Closing Date have been, or prior to the Closing Date will be, paid or properly accrued for, in accordance with GAAP Consistently Applied, on the Most Recent Financial Statements. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (iii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (iv) Since March 3, 1997, the Company has not been a member of an affiliated group filing a consolidated federal Income Tax Return. Except as set forth on Section 3(j)(iv) of the Disclosure Schedule, the Company does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                  (v) Since March 3, 1997, the Company has had in effect and maintained a valid election pursuant to Section 1362 of the Code to be subject to taxation under Subchapter S of the Code and has filed all federal, state and local Income Tax Returns in a manner consistent with its status as an S corporation. The Company has not, in the past ten years: (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor, or (ii) acquired the stock of any corporation which is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3) of the Code.

(k) REAL PROPERTY. The Company does not own any real property or except as set forth in Section 3(k) of the Disclosure Schedule, has ever owned any real property. Section 3(k) of the Disclosure Schedule sets forth the address of each parcel of real property leased by the Company ("LEASED REAL PROPERTY"), and a list of all leases for such Leased Real Property. A copy of each such lease has been made available to Buyer. Except as set forth on Section 3(k) of the Disclosure Schedule, with respect to each of the Leased Real Property leases:

                           A. neither the Company nor, to such Seller's
                  knowledge, any other party to such lease is in material breach or default under such lease;

                           B. the Company has not subleased, licensed or
                  otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and

                           C. the Company has not collaterally assigned or
                  granted any other Security Interest in such lease or any interest therein other than to its secured lenders.

(l) INTELLECTUAL PROPERTY. Section 3(l)(i) of the Disclosure Schedule identifies: (A) each patent or registration that has been issued to the Company with respect to any of the Intellectual Property; (B) each pending patent application or application for registration which the Company has made with respect to any of the Intellectual Property; (C) each material license or agreement, that the Company has granted to any third party with respect to any of the Intellectual Property; and (D) each material trade name, registered trademark, and service mark owned by the Company. Copies of all such patents, registrations, applications, licenses and agreements (as amended to date) have been made available to Buyer. Except as set forth on Section 3(l)(ii) of the Disclosure Schedule, with respect to each item of Intellectual Property required to be identified in Section 3(l)(i) of the Disclosure Schedule: (A) the item is not subject to any outstanding injunction, judgment, order, decree or ruling prohibiting the Company's use thereof; and (B) no action, suit or proceeding is pending which challenges the legality, validity, enforceability, use, or ownership of the item. Section 3(l)(iii) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to a written license or agreement. Copies of all such material licenses and agreements (as amended to date) have been made available to Buyer. With respect to each such item of Intellectual Property required to be identified in Section 3(l)(i) of the Disclosure Schedule: (A) the license or agreement covering the item is legal, valid, binding, enforceable against the Company, and in full force and effect except where the failure to be would not have a Material Adverse Effect; and (B) the Company is not in breach or default of the license or agreement; and (C) the Company has not granted any sublicense or similar right with respect to the license or agreement. The Intellectual Property owned by the Company and the business methods and operations of the Company as in effect prior to Closing do not violate, breach or infringe the patent, trademark, copyright or other intellectual property rights of any other Person.

(m) CONTRACTS. Section 3(m) of the Disclosure Schedule lists the following agreements ("Contracts") to which the Company is a party:

                  (i) any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum and all Leased Real Property leases;

                  (ii) any agreement creating a partnership or joint venture;

                  (iii) any agreement under which it has created, incurred, assumed or guaranteed any Indebtedness For Borrowed Money, including any capitalized lease obligation or under which it has created a Security Interest on any of its assets;

                  (iv) any agreement with any officer or director of the Company or any Seller (or any Affiliate thereof);

                  (v) any employment agreement with respect to which any individual is expected to receive a base salary for the calendar year 2004 or thereafter in excess of $50,000 or which can not be terminated without payment of severance or similar amounts;

                  (vi) any employment agreement or consulting agreement which contains a non-compete;

                  (vii) any agreement with any Major Customer or Major Supplier and any other customer distribution and service agreements that are expected to represent in excess of $50,000 of the Company's revenues or expenses for fiscal year 2004 or thereafter; and

                  (viii) any other agreement the performance of the executory portion of which involves consideration or benefits of in excess of $10,000 or which is otherwise material to the Company.

A copy of each written agreement required to be listed in Section 3(m) of the Disclosure Schedule (and all amendments and modifications thereto) has been made available to Buyer (as well as written descriptions of each oral agreement). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the Company is not, and, to such Seller's knowledge, the other party is not, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, material modification, or acceleration, under the agreement; (C) no party has repudiated in writing any material provision of the agreement and (D) no amendment or waiver has been made since December 31, 2003 and no amendment or waiver is currently being proposed by the Company or to the other party thereto.

(n) INSURANCE. Section 3(n) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Company is a party:

                  (vi) the name, address, and telephone number of the agent;

                  (vii) the name of the insurer;

                  (viii) the policy number and the period of coverage (and copies of such policies and all amendments and riders thereto have been made available to the Buyer);

                  (ix) the scope and amount of coverage; and

                  (x) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Company nor, to such Seller's knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and, to such Seller's knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any material provision thereof; and (D) Section 3 (n) of the Disclosure Schedule contains a detailed description of each pending claim under any such insurance policies for an amount in excess of $5,000 that relates to loss or damage to the properties, assets or Business of the Company. The Company has not failed to give, in a timely manner, any notice required under any such insurance policies to preserve its rights thereunder.

(o) LITIGATION. Section 3(o) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party or, to the knowledge of the Company, has been threatened to be made a party, to any action, suit, proceeding hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

(p) EMPLOYEES. Section 3 (p) of the Disclosure Schedule sets forth the name, address, social security number and current rate of compensation of the employees of the Company ("Employees"). Except as set forth in Schedule 3(p) of the Disclosure Schedule, there is no accrued and unpaid vacation pay for any employee. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, to such Seller's knowledge, there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or, to such Seller's knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operations. Neither the Company nor any agent, representative or employee thereof has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to such Seller's knowledge, threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage or threat of union activity involving any of the employees of the Company during the 24 months prior to the date hereof. Such Seller is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company as a result of the transactions contemplated hereby or otherwise. Except as set forth in Section 3(p) of the Disclosure Schedule, the Company has complied in all material respects with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended

(q) EMPLOYEE BENEFITS. Section 3(q) of the Disclosure Schedule sets forth all of the current Employee Pension Benefit Plans, Employee Welfare Benefit Plans and all other employee benefits, fringe benefit plans and programs maintained or contributed to by the Company, or any ERISA Affiliate with respect to current or former employees of the Company (the "EMPLOYEE BENEFIT PLANS").

                  (i) With respect to each Employee Benefit Plan:

                           A. each such Employee Benefit Plan complies in form
                  and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws, and has been operated in accordance with its terms;

                           B. all contributions which are due have been paid to
                  each such Employee Benefit Plan which is an Employee Pension Benefit Plan or accrued on the Financial Statements, and there are no accumulated funding deficiencies with respect to any such Employee Pension Benefit Plan;

                           C. each such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan intended to so qualify under
                  Section 401(a) of the Code so qualifies and has received a favorable determination letter from the IRS as to its qualification under Section 401(a) of the Code;

                           D. copies of the plan documents and summary plan
                  descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report and all accompanying schedules, the most recent actuarial valuation (if any), and all related trust agreements, insurance contracts and other funding arrangements which implement each such Employee Benefit Plan have been made available to Buyer;

                           E. no such Employee Benefit Plan which is an Employee
                  Pension Benefit Plan has been completely or partially terminated; and

                           F. no action, suit, proceeding, hearing or
                  investigation with respect to the administration or the investment of assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers, threatened in writing.

                  (ii) The Company does not contribute to any Multiemployer
         Plan.

(r) ENVIRONMENTAL MATTERS.

                  (i) The Company (as defined below) is and has at all times been in compliance in all material respects with all Environmental Laws (as defined below) governing its business, operations, properties and assets, including, without limitation: (i) all requirements relating to the Discharge (as defined below) and Handling (as defined below) of Hazardous Substances (as defined below); (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Licenses (as defined below) for the ownership of its properties and assets and the operation of its business as presently conducted, including Licenses relating to the Handling and Discharge of Hazardous Substances; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

                  (ii) There are no (and there is no basis for any) non-compliance orders, warning letters, notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings (collectively "Proceedings") pending or threatened against or involving the Company, or its business, operations, properties or assets, issued by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to the Company thereunder in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operation of its business, which have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any material obligation, burden or continuing material liability on the Company in the event that the transactions contemplated by this Agreement are consummated, or which could have a Material Adverse Effect on the Company, including, without limitation: (i) Notices or Proceedings related to the Company being a potentially responsible party for a federal or state environmental cleanup site or for corrective action under any applicable Environmental Laws; (ii) Notices or Proceedings relating to the Company being responsible to undertake any response or remedial actions or clean-up actions of any kind; or
         (iii) Notices or Proceedings related to the Company being liable under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

                  (iii) The Company has not Handled or Discharged, nor has it allowed or arranged for any third party to Handle or Discharge, Hazardous Substances to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances; (ii) any real property currently or previously owned or leased by the Company (other than in the ordinary course of business in compliance in all material respects with applicable Environmental Laws); or (iii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or its state equivalent, or (y) the Environmental Protection Agency or the relevant state agency or other Governmental Authority has notified the Company that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a Discharge, or threatened Discharge, of any Hazardous Substance on, into or beneath the surface of, or adjacent to, any real property currently or previously owned or leased by the Company in an amount requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws.

                  (iv) Section 3(r) of the Disclosure Schedule identifies the operations and activities, and locations thereof, which have been conducted or are being conducted by the Company on any real property currently or previously owned or leased by the Company which have involved the Handling or Discharge of Hazardous Substances.

                  (v) The Company does not use, nor has it used, any Aboveground Storage Tanks (as defined below) or Underground Storage Tanks (as defined below), and there are not now nor have there ever been any Underground Storage Tanks beneath any real property currently or previously owned or leased by the Company that are required to be registered under applicable Environmental Laws.

                  (vi) Section 3(r) of the Disclosure Schedule identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Company or its agents or undertaken by any Governmental Authority, or any third party, relating to or affecting the Company or any real property currently or previously owned or leased by the Company; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Company or its agents or undertaken by any Governmental Authority or any third party, relating to or affecting the Company or any real property currently or previously owned or leased by the Company which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws; (iii) all material written communications between the Company and any Governmental Authority arising under or related to Environmental Laws; and (iv) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting either the Company or any real property currently or previously owned or leased by the Company.

                  (vii) For purposes of this Section 3(r), the following terms shall have the meanings ascribed to them below:

         "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 ET SEQ., as amended, of RCRA (as defined in this clause (vii)), or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.

         "Company" means the Middleton Pest Control, Inc.

         "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, ground water, surface water, soil or air.

         "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts business, currently in existence any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, ET SEQ. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 ET SEQ. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C.
Section 1801, ET SEQ.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, ET SEQ.; the Clean Air Act, as amended (42 U.S.C. Section 7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 ET seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. Section 11001, ET SEQ. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, ET seq. ("OSHA").

         "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law, of any Hazardous Substances or Waste.

         "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA, or any similar state statute, or any future amendments to, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, code, rule, order, or decree.

         "Licenses" means all licenses, certificates, permits, approvals, and restrictions.

         "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 ET SEQ., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Underground Storage Tanks.

         "Waste" shall be construed broadly to include agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge solid wastes, special wastes, used oils, white goods, and yard trash as those are defined under any other statute, law, regulation, order, code, rule or decree.

(s) CERTAIN BUSINESS RELATIONSHIPS. Except as set forth on Section 3(s) of the Disclosure Schedule, there are no contracts or agreements between the Company and (i) any of its shareholders, officers or directors or (ii) any Affiliate or any of such Affiliate's officers or directors. None of the Sellers has any investment or contractual interest in any entity engaged in the lawn care or pest control services business other than the Company, other than the beneficial ownership of less than five percent (5%) of the shares of stock of any entity having a class of securities actively traded on a national securities exchange or in the over-the-counter market.

(t) COMPANY PERMITS. The Company holds all material permits, licenses, variances, exemptions, orders and approvals of all federal, state, local or foreign governmental regulatory authorities or tribunals necessary for the lawful conduct for its businesses and operations, including with respect to the operation of each of the Leased Real Property (the "Permits"), and

Section 3 (t) contains a true and complete list of all such Permits. All such Permits are valid and in full force and effect, and, except as set forth on
Section 3(t) of the Disclosure Schedule, the Company is in compliance in all material respects with the respective requirements thereof and no proceeding is pending or, to the Seller's knowledge, threatened to revoke or amend any of them. Subject to obtaining any required governmental consents, none of such Permits is or will be impaired or in any way affected in any material respect by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(u) ACCOUNTS RECEIVABLE; INVENTORY; RETURNS.

                  (i) The accounts receivable of the Company, as of the Most Recent Fiscal Month End, taken as a whole, are properly reflected on the books and records of the Company in accordance with GAAP Consistently Applied, are validly and legally binding, and arose in the Ordinary Course of Business from bona fide transactions. Except as set forth in Section 3(u)(i) of the Disclosure Schedule, such accounts receivable are current and are reasonably expected to be collected within six months of the date hereof without set off or counterclaim, except to the extent of any bad debt reserve as of the applicable date.

                  (ii) Except as otherwise set forth in Section 3(u)(ii) of the Disclosure Schedule, the inventory of the Company, taken as a whole, as of the Most Recent Fiscal Month End, is usable and saleable in the Ordinary Course of Business, except to the extent written down or reserved against on the Most Recent Financial Statements. Except as otherwise set forth in Section 3(u)(ii) of the Disclosure Schedule, the Company's inventory, taken as a whole, is valued on the Company's books of account in accordance with GAAP Consistently Applied (on an average cost basis) at the lower of cost or market.

                  (iii) The Company has delivered to the Buyer a written summary of the rights of the Company to return products to each of the Major Suppliers, including all price protection rights and limitations on returns (the "RETURN POLICIES"), that is complete and accurate in all material respects. None of the Return Policies have been amended or repudiated since December 31, 2004. To the knowledge of such Seller, no Major Supplier intends to amend or repudiate its Return Policy. The Company's rights under each Return Policy will not be affected by the transactions contemplated hereby.

(v) GUARANTEES. Except as set forth on Section 3(v) of the Disclosure Schedule, the Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

(w) BANKS AND DEPOSITORIES. Section 3(w) of the Disclosure Schedule sets forth:

                  (i) A list of the name and address of each bank, savings and loan or other financial institution in which the Company has an account or safe deposit box;

                  (ii) The identity of each such account or safe deposit box;

                  (iii) The names of all Persons authorized to draw on each account and to have access to each safe deposit box; and

                  (iv) The number of signatures required for any withdrawals therefrom.

(x) BOOKS AND RECORDS. The minute books of the Company, as previously made available to Buyer and its representatives, contain in all material respects accurate records of all meetings of and all corporate actions or written consents by the holders of capital stock and the directors of the Company, as applicable. The minute books for the Company made available to the Buyer for review were correct and complete in all material respects as of June 6, 2005, no further entries have been made through the date of this Agreement, and such minute books contain the true signatures of the persons purporting to have signed them. All material corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company accurately and fairly reflect in reasonable detail the activities of the Company and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of the Company, as previously made available to the Buyer contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company.

(y) SUPPLIERS AND CUSTOMERS.

                  (i) Section 3(y)(i) of the Disclosure Schedule sets forth a true, accurate and complete list:

                           A. of the seven largest suppliers of the Company in
                  terms of purchases during the most recently completed fiscal year and the portion of current fiscal year prior to the date of this Agreement (collectively, the "MAJOR SUPPLIERS"); and

                           B. the location and format (written and/or
                  electronic)of the Company's current customer lists and current customer agreements ("Customer Lists and Customer Agreements").

                  (ii) Since December 31, 2004, except as set forth on Section 3(y)(ii) of the Disclosure Schedule, there has not been any material dispute between the Company and any Major Supplier, and, no Major Supplier has indicated in writing to the Company that such Major Customer or Major Supplier intends to materially reduce its purchases from, or sales to, or to otherwise materially reduce its business relationship with, the Company.

                  (iii) The Company has kept the Customer Lists and Customer Agreements confidential and has not provided the Customer Lists and Customer Agreements to any person outside the Company other than to the Company's auditors, attorneys and lenders of the Bank Debt and to the Buyer.

(z) PEST TREATMENT . The Company is in compliance with all statutes, laws, ordinances, rules, orders and regulations of federal, state and local governments and manufacturer treatments and protocols applicable to it, its Business and operations (as conducted by it now) relating to the pest control and termite control segment of the Business and the Company has, except as set forth in Section 3(z) of the Disclosure Schedule, no claims are pending under any of the Company's pest control and/or termite warranties or guarantees, the Company has not received notice of any such claims and to each Seller's knowledge, no such claims are threatened. Except as set forth on Section 3(z) of the Disclosure Schedule, since January 1, 2004, the Company has not received any written communication from any governmental authority or manufacturer that alleges that the Company is not in compliance with any such federal, state or local laws, rules or regulations or manufacturer treatments and protocols.

(aa) NAMES; PRIOR ACQUISITIONS; BUSINESS LOCATIONS. All names under which the Company does business as of the date hereof are specified on Section 3(aa) of the Disclosure Schedule. Except as set forth on Section 3(aa) of the Disclosure Schedule, the Company has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years. As of the date hereof, the Company has no office or place of business other than as identified on Section 3(aa) of the Disclosure Schedule and the Company's principal places of business and chief executive offices are indicated on Section 3(aa) of the Disclosure Schedule, and, except for equipment leased to customers in the ordinary course of business, all locations where the equipment, inventory, chattel paper and books and records of the Company is located as of the date hereof are fully identified on Section 3(aa) of the Disclosure Schedule)

(bb) BROKERS' FEES. The Company has no liability or obligation to pay any fees, expenses, or commissions to any broker, investment banker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(cc) ACCURACY OF INFORMATION FURNISHED BY THE SELLERS. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4. REPRESENTATIONS AND WARRANTIES RELATING TO THE TRANSACTION. Each Seller, with respect to himself or itself only and not jointly with respect to any of the other Sellers, hereby represents and warrants to the Buyer that the statements contained in Section 4 applicable to him or it are true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedule.

(a) AUTHORIZATION OF TRANSACTION; OWNERSHIP. Each Seller, if an entity, has full power and authority, and if an individual, has legal capacity, to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions. Such Seller is the sole record and beneficial owner of, and has good and valid title to, the Shares set forth next to his or its name in Section 3(d)(ii) of the Disclosure Schedule, free and clear of any restrictions on transfer, voting agreements, voting trusts, options, or other agreements or commitments of any kind and other Security Interests. Each Seller represents and warrants that he or it is an individual residing in the State of Florida or an entity formed under the State of Florida.

(b) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any government, governmental agency or court to which such Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, permit or instrument to which such Seller is a party or bound or (iii) violate any provision of the organizational or constitutional documents of such Seller that is an entity.

(c) INVESTMENT REPRESENTATIONS.

                  (i) The Parent Common Stock acquired by each of the Sellers are and will be acquired solely for his or its own account for investment purposes only and not with a present view toward the distribution thereof or with any present intention of distributing or reselling any such Parent Common Stock in violation of the Securities Act or any state securities laws. Any transfer of any of the Parent Common Stock acquired by the Sellers will be made only in compliance with all applicable Federal and state securities laws, including the Securities Act.

                  (ii) Each of the Sellers is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Each of the Sellers will furnish the Buyer with such further assurance regarding such status as may be reasonably requested by the Buyer.

                  (iii) Each of the Sellers has had the opportunity to ask questions and receive answers concerning the terms and conditions of his or its investment in the Parent Common Stock. Each of the Sellers has had full access to such information and materials concerning Parent as he has requested and has reviewed and is familiar with such information and materials. The Buyer and Parent have answered all inquiries that any of the Sellers has made to the Buyer and Parent relating to the Buyer, Parent or the sale of the Parent Common Stock hereunder.

                  (iv) Each of the Sellers has such knowledge and experience in financial and business matters such that he or it is capable of evaluating the merits and risks of an investment in the Parent Common Stock and of making an informed investment decision with respect thereto, or has consulted with advisors who possess such knowledge and experience.

                  (v) Each of the Sellers is able to bear the economic risk of its investment in the Parent Common Stock for an indefinite period of time. Each of the Sellers understands that the Parent Common Stock has not been registered under the Securities Act and therefore cannot be sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

                  (vi) The Parent Common Stock acquired by the Sellers is not registered under the Securities Act and must be held by the Sellers until such Parent Common Stock are registered under the Securities Act or an exemption from such registration is available. Except as otherwise provided in Section 7(h) of this Agreement, Parent will have no obligation to take any action that may be necessary to make available any exemption from registration under the Securities Act, and Parent will give to the party responsible for recording transfers of Parent Common Stock "stop transfer" directions prohibiting transfers in violation of this Agreement.

                  (vii) Each of the Sellers is familiar with Rule 144 which establishes guidelines governing, among other things, the resale of "restricted securities." The Parent Common Stock are restricted securities and reliance on Rule 144 to transfer securities is subject to the other restrictions and limitations set forth in Rule 144.

                  (viii) In connection with any transfer of the Parent Common Stock under Rule 144 or pursuant to any other exemption, at the option of Parent, a Seller will be required to deliver to Parent an opinion from his or its counsel, in a form reasonably acceptable to Parent, to the effect that all applicable Federal and state securities law requirements have been met.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers that the statements contained in Section 5 are true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedule.

(a) ORGANIZATION OF THE BUYER. The Buyer is a Florida corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

(c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any government, governmental agency or court to which the Buyer is subject, or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license or instrument to which the Buyer is a party or by which it is bound or to which any of its assets are subject. Except as set forth on Section 5(c) of the Disclosure Schedule and for applicable requirements of the Hart-Scott-Rodino Act, the Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency or third party in order for the Buyer to consummate the transactions contemplated by this Agreement.

(d) BROKERS' FEES. The Buyer has no liability or obligation to pay any fees, expenses, or commissions to any broker, investment banker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company or the Sellers could become liable or obligated.

(e) TITLE. This Agreement will vest in each of the Sellers good, valid and marketable title to all shares of the Parent Common Stock transferred to each of the Sellers, free and clear of all liens, claims, encumbrances and security interests, except for restrictions on transfer imposed by the Securities Act and state securities laws.

(f) ORGANIZATION OF PARENT. Parent is a Florida corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(g) VALID ISSUANCE OF PARENT COMMON STOCK. The Parent Common Stock that is being purchased by the Sellers under this Agreement, when sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued, fully paid and non-assessable.

6. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) GENERAL. Each of the Parties shall (and the Sellers shall cause the Company to) use its reasonable best efforts to take all action required of it and to do all things necessary, proper or advisable on its part in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Section 8 below).

(b) NOTICES AND CONSENTS. Each of the Parties shall (and the Sellers shall cause the Company to) give any notices to, make any filings with, and use their best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies and third parties which are required to be given, made or obtained by it in connection with consummation of the transaction.

(c) PRESERVATION OF BUSINESS. Prior to the Closing, the Sellers shall cause the Company to conduct its operations in the Ordinary Course of Business. Without limiting the foregoing, the Sellers covenant and agree that, except (i) as contemplated by this Agreement or (ii) with the prior written consent of Buyer, after the date hereof and before the Closing Date, they shall cause the Company not to:

                  (i) amend the articles of incorporation, bylaws, or other similar organizational documents of the Company;

                  (ii) except as may be permitted by this Agreement, acquire, sell, lease or dispose of any assets of the Company except purchases and sales of inventory in the Ordinary Course of Business;

                  (iii) incur any Indebtedness For Borrowed Money except under the Bank Debt in the Ordinary Course of Business;

                  (iv) pledge or otherwise encumber any equity interest in the Company;

                  (v) except for the acquisitions of Attack Pest Control, Inc., Chapman Pest Control, Inc. and/or Shamrock Pest Control, Inc., acquire any business, corporation, partnership or other business organization or division thereof or any equity interest therein or create any Subsidiary;

                  (vi) adopt a plan of complete or partial liquidation or authorize any liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other similar transaction;

                  (vii) change any of the accounting methods or Tax elections used by the Company, write down any inventory (except in the Ordinary Course of Business), write up any inventory, or change any accounting reserves, unless required by GAAP Consistently Applied or applicable law;

                  (viii) declare, set aside, make or pay any dividend or other distributions in respect of any capital stock or repurchase, redeem or otherwise acquire any outstanding shares of capital stock;

                  (ix) transfer, issue, sell, pledge or dispose of any shares of capital stock or other securities of, or ownership interests in, the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or ownership interests in, the Company;

                  (x) change the compensation or benefits payable to any employee except changes effecting hourly employees in the Ordinary Course of Business and consistent with past practices;

                  (xi) enter into any lease of personal property or any renewals thereof involving a term of more than one year or rental obligation or make any capital investment exceeding $10,000 per year in any single case, or exceeding $25,000 per year in the aggregate in all such cases;

                  (xii) purchase or lease (or renew any lease for) any real property, except in connection with the acquisitions described in
         Section 6(c)(v));

                  (xiii) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the Ordinary Course of Business or as reasonably required in the good faith operation of the Company's business;

                  (xiv) permit the lapse of any right relating to any material Intellectual Property or any other material intangible asset used in the Business;

                  (xv) take any action or fail to take any action that results in the creation of any Security Interest over any of the assets or property of the Company;

                  (xvi) (A) enter into any contract or transaction or any amendment or modification to any contract or transaction except in the Ordinary Course of Business; or

                           (B) take any action, or enter into or authorize any
                  contract or transaction or any amendment or modification to any contract or transaction with any Seller or Affiliate;

                  (xvii) waive, release or cancel any material claims against third parties except in the Ordinary Course of Business;

                  (xviii) take any action, or fail to take any action, with the intent of causing (A) the conditions to the Buyer's obligation to close not to be fulfilled, (B) any representation or warranty made by Sellers in this Agreement to be untrue, (C) a breach of any covenant made by Seller or the Company in this Agreement, or (D) a Material Adverse Effect; or

                  (xix) enter into any agreement or commitment to take any of the actions described in this Section 6(c).

In addition to the provisions of Section 6(c), no Seller shall (i) sell, assign, transfer, pledge, encumber or dispose of any of its Shares or (ii) take any action, or fail to take any action, with the intent of causing (A) the conditions to the Buyer's obligation to close not to be fulfilled, (B) any representation or warranty made by Sellers in this Agreement to be untrue, (C) a breach of any covenant made by Seller or the Company in this Agreement, or (D) a Material Adverse Effect.

(d) ACCESS. The Sellers shall cause the Company to permit the Buyer and/or Parent and their representatives to have reasonable access to the directors, officers, employees, agents, assets and properties of the Company and each of its subsidiaries and all relevant books, records and documents of or relating to the Company and each of its subsidiaries and each of their respective businesses and assets during normal business hours and will furnish to the Buyer such information, financial records and other documents relating to the Company and each of its subsidiaries and their respective business and assets as the Buyer and/or Parent may reasonably request. Without limiting the foregoing, the Company shall permit the Buyer' and/or Parent's officers to meet with the officers of the Company and its subsidiaries responsible for its financial statements, the internal controls of the Company and its subsidiaries and the disclosure controls and procedures of the Company and its subsidiaries to discuss such matters as the Buyer and/or Parent may deem reasonably necessary or appropriate for the Purchasers to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.

(e) CONFIDENTIALITY. The Buyer acknowledges and agrees that Confidential Information of the Company has been and will be made available to it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Buyer agrees that prior to the Closing, neither it nor its Affiliates will use, and that it will cause its Advisors to whom Confidential Information has been or is disclosed not to use, Confidential Information of the Company in any manner or for any purpose other than for the purpose of effectuating the transactions contemplated by this Agreement. The Buyer further agrees that prior to the Closing it will not disclose any Confidential Information to any Person; provided, that Confidential Information may be disclosed by the Buyer (i) to the Buyer's Advisors who need to know such information in connection with the actual performance of their duties for the Buyer; provided that the Buyer shall inform each such Advisor of the Buyer's obligations under this Agreement and the Buyer shall be liable for any breach by its Advisors of the provisions of this Agreement; (ii) to the extent required by applicable law, rule or regulation; provided that the Buyer
(A) shall provide the Company, on behalf of the Sellers, with prompt written notice prior to any such disclosure, (B) will cooperate with the Sellers at Sellers' expense and/or the Company in obtaining a protective order for such Confidential Information and (C) will disclose no more information than is required pursuant to such law, rule or regulation; or (iii) if the prior written consent of the Company shall have been obtained. The provision of this Section 6(e) shall be in addition to the provisions of that certain Non-Disclosure Agreement by and between Royal Palm Capital Partners ("RPCP") and the Company, dated on or about January 30, 2005 (the "Confidentiality Agreement"). The Confidentiality Agreement shall be interpreted as though Buyer was a party to such agreement and was bound by its terms and, by execution hereof, Buyer joins in and agrees to be bound by the terms of the Confidentiality Agreement as and to the same extent as RPCP as if Buyer was an original signatory thereto. Conflicts between this
Section 6(e) and the Confidentiality Agreement shall be resolved in favor of the more restrictive, except that Buyer, the Sellers and the Company may make disclosures to their respective Advisors who need to know such information to effectuate the intention of this Agreement (provided that the Buyer and Sellers shall inform each of their respective Advisors of their obligations under this Agreement and the Buyer and Sellers shall be liable for any breach by their respective Advisors of the provisions of this Agreement.

(f) TERMINATION OF AGREEMENTS. The Sellers shall, and shall cause the Company to, at or prior to Closing, terminate the following agreements: the Company's promissory note issued to Bank of America, N.A. in the principal amount of $500,000 dated August 20, 2004 and all related Security Interests and related UCC -1 filings.

(g) DUE DILIGENCE REVIEW AND ENVIRONMENTAL ASSESSMENT. The Buyer shall be entitled to have conducted prior to Closing a due diligence review of the assets, properties, books and records of the Company and an environmental assessment (hereinafter referred to as "Environmental Assessment"). The Environmental Assessment may include, but not be limited to, a physical examination of the Company premises, and any structures, facilities, or equipment located thereon, soil samples, ground and surface water samples, storage tank testing, review of pertinent records, documents, and permits of each of the Company. The Company shall provide the Buyer or its designated agents or consultants with the access to such property which the Buyer, its agents or consultants require to conduct the Environmental Assessment. If the Environmental Assessment identifies environmental conditions which require remediation or further evaluation under the Environmental Laws or if the results of the Environmental Assessment or due diligence review are otherwise not satisfactory to the Buyer in its sole discretion, may, prior to June 7, 2005, elect to terminate this Agreement and not to close the transactions contemplated by this Agreement as its sole and exclusive remedy.

(h) TRADING IN PARENT COMMON STOCK. Except as otherwise expressly consented to by the Buyer, from the date of this Agreement until the Closing Date, neither of the Company nor any of the Sellers(nor any Affiliates thereof) will directly or indirectly purchase or sell (including short sales) any shares of the Parent Common Stock in any transactions effected on the AMEX or otherwise, or sell, transfer, pledge, dispose of or otherwise part with any interest in or with respect to or in any other manner reduce their investment risk with respect to any shares of the Parent Common Stock to be received pursuant to this Agreement.

(i) NO SHOP. Until this Agreement is terminated, the Sellers and their Affiliates and Advisors and the Company and its management and Advisors shall not (and will not permit any

Affiliate, employee, officer, director, stockholder, agent or other person acting on its behalf to (i) solicit, encourage, consider or accept any offers from any other party to acquire all or any portion of the assets of or any interest in the Company, (ii) participate in any discussions or negotiations with any other party concerning the sale of all or any portion of the assets of or any interest in the Company (an "Acquisition Proposal"), (iii) provide any non-public information about the Company to any person related to an Acquisition Proposal, or (iv) otherwise cooperate in any way with, assist, facilitate or encourage any effort by any other person seeking to acquire all or any portion of the assets of or any interest in the Company. Each Seller hereby confirms covenants and agrees that: (i) there is no binding agreement, arrangement or understanding with any other third party with respect to any Acquisition Proposal other than this Agreement, (ii) any and all discussions with third parties regarding an Acquisition Proposal have been terminated, and (iii) it will promptly notify the Buyer if any Acquisition Proposal, or any inquiry or contact with any person or entity with respect hereto, is made and the terms thereof.

7. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

(a) RECORDS. The Buyer agrees to make records of the Company then in its possession and relating to the period prior to the Closing Date available to the Sellers upon reasonable request for preparation of Tax Returns and similar reasonable noncompetitive purposes for a period of seven years after the Closing Date. Nothing herein shall obligate Buyer to retain any records beyond such seven (7) year period.

(b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any third-party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties shall cooperate with such Party or its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (except as otherwise provided in Section 9).

(c) TAX MATTERS.

                  (i) Sellers' Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending prior to or including the Closing Date which are required or permitted to be filed after the Closing Date. The Sellers shall pay any Taxes required to be paid with such Tax Returns. At least thirty (30) days prior to the date on which each such Tax Return is filed, Sellers' Representative shall submit such Tax Return to the Buyer for its review and approval, and such Tax Returns will not be filed until approved by the Buyer which approval shall not be unreasonably withheld. The Tax Returns of the Company for periods ending on or prior to the Closing Date shall not be materially amended without the prior consent of the Buyer which consent will not be unreasonably withheld.

                  (ii) The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending after the Closing Date. The Sellers shall indemnify, and hold the Buyer harmless from, all Taxes of the Company relating to any period prior to or ending on the Closing Date.

                  (iii) The Buyer shall prepare or cause to be prepared and filed or cause to be filed, and the Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any sales, use, transfer, recording, registration and other fees, and any similar taxes, which become payable in connection with the transactions contemplated hereby.

The Buyer and the Sellers shall timely make a joint election under Section 338(h)(10) of the Code and comparable provisions of state and local law with respect to the purchase of the Shares (a "SECTION 338(H)(10) ELECTION"), and shall timely file executed copies of IRS Form 8023, as prepared by the Buyer, the required schedules thereto and any similar state and local forms, with the proper authorities. Each of the Sellers will include any income, gain, loss or deduction result from the Section 338(h)(10) Election on his or her Tax Return to the extent required by applicable law and shall pay any Taxes imposed on the Company as a result of the Section 338(h)(10) Election. Within one hundred eighty days (180) days following the Closing Date, the Buyer shall prepare and deliver to the Sellers an allocation schedule allocating the Transaction Consideration, liabilities and other relevant items among the assets of the Company that are deemed to have been acquired pursuant to Section 338(h)(10) of the Code and the regulations thereunder and comparable provisions of state and local law (the "FINAL ALLOCATION SCHEDULE") The Final Allocation Schedule shall be prepared in accordance with all relevant provisions of the Code. In addition, the Final Allocation Schedule shall contain a calculation of the Gross-Up Amount as of the Closing Date. If within thirty (30) Business Days after receipt of the Final Allocation Schedule ("Seller's Allocation Objection Period") the Sellers' Representative notifies the Buyer in writing that the Sellers object to the allocation of one or more items reflected in the Final Allocation Schedule, the Sellers' Representative and the Buyer shall negotiate in good faith to resolve such dispute. If the Sellers' Representative and the Buyer fail to resolve such dispute within thirty (30) Business Days, either the Sellers' Representative or the Buyer may refer the matter (the "Final Allocation Referral") to the Independent Auditor. The Independent Auditor shall then determine the final Price Allocation. The Buyer and the Sellers' Representative shall use their best efforts to cause Independent Auditors to make its determination within thirty
(30) calendar days of the Final Allocation Referral. The fees and expenses of Independent Auditors shall be borne by the Buyer and the Sellers equally. The allocation reflected in the Final Allocation Schedule (as such may have been adjusted either by mutual agreement of the Parties or by the Independent Auditors) shall be deemed final and binding on the Parties (i) if Sellers' Representative does not timely deliver an objection to the allocation of one or more items reflected in the Final Allocation Schedule as provided in this
Section 7(c)(iv), then upon the expiration of the Seller's Allocation Objection Period or (ii) if the Sellers' Representative does timely deliver such an objection, then upon resolution of such objection either by mutual agreement of the Parties or by the Independent Auditors. The Sellers and the Buyer agree to act (and cause their respective Affiliates to act) in accordance with such Final Allocation Schedule (as such may have been adjusted either by mutual agreement of the Parties or by the Independent Auditors) in the preparation, filing and audit of any tax return, including IRS Form 8594 or any equivalent statement, and not to take (or permit any of their Affiliates to take) any tax, accounting or financial reporting position that is inconsistent with such Final Allocation Schedule. If the Section 338(h)(10) Election is made and the tax liability which would have been incurred by the Sellers as a result of the transactions contemplated hereby had said election not been made exceeds the tax liability incurred by the Sellers as a result of the transactions contemplated hereby upon giving effect to the Section 338(h)(10) Election, then the Sellers shall pay to the Buyer an amount equal to said excess (said excess is referred to as the "338 Benefit Amount"). The 338 Benefit Amount shall be determined through the procedures which apply to the Section 338(h)(10) Election under this Agreement. The Sellers shall pay the 338 Benefit Amount to the Buyer in cash no later than the due date (without extensions) of the federal income tax return of the Company for the period in which the tax under Code Section 1374 is incurred by the Company as a result of the Section 338(h)(10) Election.

(d) RESTRICTIVE COVENANT. In order to assure that the Buyer will realize the benefits of the transactions contemplated hereby, each of the other Sellers severally agrees that, except as an employee of or consultant to the Buyer or its Affiliates, he, she or it will not:

                  (i) for a period of five years from the Closing Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or owner of, or lender to, become associated with any business directly or indirectly competitive with the Business, including, without limitation, the entities listed on Schedule 7(d)(i); PROVIDED, HOWEVER, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 7(d)(i);

                  (ii) for a period of five years from the Closing Date, directly or indirectly induce any Person that is a customer or supplier of the Company (which for purposes of this Section 7(d), shall include Buyer) to patronize any business directly or indirectly in competition with the Business, in a manner adverse to the Company or solicit or accept from any Person that is a customer of any of the Company or its Affiliates, any such business which is competitive with the Business; or request or advise any Person that is a customer or supplier of the Company or its Affiliates to curtail or cancel any of such customer's or supplier's Business with the Company or its Affiliates; provided, however, that subject to the other provisions of this Section 7(d), no Seller shall be deemed in violation of this Section (d)(ii) solely as a result of engaging a Person other than the Company or one of its Affiliates to provide services or products to such Seller or any other Person in which Seller owns an equity interest or with respect to which Seller serves as a director, officer, member, partner, employee or consultant.

                  (iii) for a period of five years from the Closing Date, directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him or it to solicit, or employ or engage as a consultant or otherwise, any person who was employed by the Company at or within six months prior to the Closing Date or in any other manner seek to induce any such person to leave his or her employment with the Company; and

                  (iv) directly or indirectly, at any time following the Closing Date, in any way utilize, disclose, copy, reproduce or retain in his, her or its possession any Company Confidential Information, except as required by law.

The Sellers agree and acknowledge that the restrictions contained in this
Section 7(d) are reasonable in scope and duration and are necessary to protect the Buyer after the Closing Date. If any provision of this Section 7(d) as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that any breach of this Section 7(d) will cause irreparable damage to the Buyer and upon breach of any provision of this Section 7(d), the Buyer shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which the Buyer may have (including, without limitation, the right to seek monetary damages).

(e) RELEASE. If and only if the Closing occurs, each Seller, for itself and its heirs, personal representatives, successors and assigns (collectively, the "RELEASORS"), hereby forever fully and irrevocably releases and discharges the Buyer, the Company and their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, directors, officers, employees, agents, and representatives (collectively, the "RELEASED PARTIES") from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys', brokers' and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date to the extent that they relate to the Company, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the "RELEASED CLAIMS"), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. To the maximum extent permitted by law, with respect to the released Claims, each Releasor expressly waives any law to the effect that a general release does not extend to claims which the Releasor does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the Released Parties. Notwithstanding the first sentence of this Section 7(e), "RELEASED CLAIMS" does not include, and the provisions of this Section 7(e) shall not release or otherwise diminish, the obligations of any party set forth in or arising under any provisions of this Agreement or the agreements contemplated in connection herewith.

(f) APPOINTMENT TO PARENT'S BOARD OF DIRECTORS. Buyer shall undertake and use its reasonable efforts to nominate and procure the election of Charles Steinmetz to its Parents Board of Directors within sixty (60) days following the Closing Date.

(g) SHELF REGISTRATION. Parent shall:

                  (i) Prepare and file or cause to be prepared and filed with the SEC, as soon as practicable, but in no event later than the date that is one hundred and eighty (180) days after the Closing Date, a registration statement (the "Registration Statement") registering the resale from time to time by the Sellers of all of the shares of Parent Common Stock. The Registration Statement shall be on Form S-3 or another appropriate form permitting registration of the Parent Common Stock for resale by the Sellers from time to time on the American Stock Exchange or the facilities of a national securities exchange on which the Common Stock is then traded, or if not then traded on a national securities exchange then on any securities exchange or quotation system on which the Common Stock is then listed or on the OTC Bulletin Board, or in privately(Y)negotiated transactions. Parent shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as is practicable.

                  (ii) Prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement continuously effective for a period at least equal to the later of (i) the fourth anniversary of the date on which the Registration Statement is declared effective under the Securities Act or (ii) the date on which all Parent Common Stock may be resold by all the Sellers pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold (such period, the "Effectiveness Period"); cause the related Prospectus (as herein defined) to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and use its reasonable best efforts to comply with the provisions of the Securities Act applicable to it with respect to the disposition of all securities covered by such Registration Statement during the Effectiveness Period in accordance with the intended methods of disposition by the Sellers thereof set forth in such Registration Statement as so amended or such Prospectus as so supplemented.

                  (iii) As promptly as practicable give notice to the Sellers when any Prospectus, Prospectus supplement, or the Registration Statement or a post-effective amendment to the Registration Statement has been filed with the SEC and, with respect to a Registration Statement or any post-effective amendment, when the same has been declared effective.

                  (iv) Use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Parent Common Stock for sale in any jurisdiction in which they have been qualified for sale, in either case at the earliest possible moment, and provide prompt notice to the Sellers of the withdrawal of any such order. If the Registration Statement is withdrawn or ceases to be effective at any time during the Effectiveness Period, then the Effectiveness Period shall be extended by a period of time equal to the number of days that the Registration Statement was withdrawn, suspended, or otherwise not effective.

                  (v) During the Effectiveness Period, deliver to the Sellers in connection with any sale by the Sellers of Parent Common Stock pursuant to the Registration Statement, without charge, as many copies of the Prospectus or Prospectuses relating to such Parent Common Stock (including each preliminary prospectus) and any amendment or supplement thereto as the Sellers may reasonably request.

                  (vi) File documents required of the Parent for customary Blue Sky clearance in states specified in writing by any of the Sellers to the extent required by applicable law; provided that the Parent will not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Agreement or (ii) take any action that would subject it to general service of process in suits or to taxation in any such jurisdiction where it is not then so subject.

                  (vii) Bear all fees and expenses incurred in connection with the performance by the Parent of its obligations under this Section 7(g) whether or not the Registration Statement is declared effective.

                  (viii) In the event the managing underwriter, if any, advises the Parent, in writing, that in its reasonable opinion the number of shares proposed to be included in the Registration Statement exceeds the number that reasonably can be included for any reason, then the Parent will include in the Registration Statement to the extent of the number which the managing underwriter advises the Parent can be included, the following shares in the following order and priority: (1) first, the Parent Common Stock of the Sellers a on a pro-rata basis based upon the proportion of each shareholder's ownership relative to the aggregate number of shares owned by Sellers and (2) second, other securities of the Parent, if permitted. Notwithstanding anything stated to the contrary, the Parent's obligations under this Section 7(g) shall terminate as to the Sellers, any assign or any other party granted rights under this Section 7(g) at such time as all of such party's Parent Common Stock can be sold under Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.

                  (ix) Each of the Sellers agrees to indemnify and hold harmless the Parent, its directors and its officers and each person, if any, who controls the Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses, insofar as such Losses are (i) caused by any untrue statement of a material fact contained in the Registration Statement or the Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with information relating to the Seller furnished in writing by the Seller to the Parent expressly for use in the Registration Statement or Prospectus. Sellers' liability under this Section shall not exceed the value of the Parent Common Stock held by the Sellers on the date the Registration Statement is declared effective.

(h) MAINTENANCE OF CONDITION FOR RESALE UNDER RULE 144(i) . For a three (3) year period after the Closing Date, Parent shall use reasonable efforts to continuously comply with the current public information condition of Rule 144 (c) under the Securities Act for the Sellers to resell the Parent Common Stock in accordance with the provisions of Rule 144.

8. CONDITIONS TO OBLIGATION TO EFFECT THE CLOSING.

(a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) except for representations and warranties that by their terms speak only as of a specified date, the representations and warranties set forth in Section 3 shall be true and correct in all material respects (except that, to the extent such representations and warranties are qualified by materiality, then such representations and warranties shall be true and correct in all respects) at and as of the Closing Date as though made on and as of the Closing Date;

                  (ii) the Sellers shall have materially performed and complied with all of the covenants hereunder required to be performed and complied with by them at or prior to the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) except for representations and warranties that by their terms speak only as a specified date, the representations and warranties set forth in Section 4 shall be true and correct in all material respects (except that, to the extent such representations and warranties are qualified by materiality, then such representations and warranties shall be true and correct in all respects) at and as of the Closing Date as though made on and as of the Closing Date;

                  (v) all material filings that are required to have been made by the Company with any governmental authority in order to carry out the transactions contemplated by this Agreement shall have been made; all material authorizations, consents, approvals and permits from all such governmental authorities required for the Sellers to carry out the transactions contemplated by this Agreement shall have been received, and all statutory waiting periods (or extensions thereof) in respect thereof shall have expired or otherwise been terminated; all of the consents set forth in SCHEDULE 8(A)(V) shall have been obtained; the Buyer shall have received from legal counsel to the Sellers an opinion substantially in the form attached as EXHIBIT C hereto;

                  (vi) Gregory Clendenin shall have executed and delivered to Buyer an Employment Agreement in substantially the form of EXHIBIT D1 and the persons listed in Schedule 8(a)(vii) shall have executed and delivered to the Buyer a Noncompetition Agreement in substantially the form attached as EXHIBIT D2 (collectively, the "NONCOMPETION AGREEMENTS");

                  (vii) The Sellers shall have, and shall have caused the Company to, terminate the Shareholders Agreement, dated as of June 26, 1998, among the Company and the Sellers;

                  (viii) The Parent shall have received all necessary consents and otherwise complied with any state or federal securities laws applicable to the issuance of the Parent Common Stock, in connection with the transactions contemplated hereby;

                  (ix) The Buyer shall be satisfied with the results of its due diligence review and Environmental Assessment pursuant to Section 6(g);

                  (x) the Sellers shall have delivered to the Buyer certificates representing all of the Shares, endorsed in blank or with duly executed stock powers attached thereto;

                  (xi) the Sellers shall have executed and delivered Form 8023, in the form provided by the Buyer, in connection with the Section 338(h)(10) Election; and

                  (xii) no Material Adverse Effect shall have occurred.

The Buyer may waive in writing any condition specified in this Section 8(a) at or prior to the Closing.

(b) CONDITIONS TO OBLIGATION OF THE SELLERS. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) except for representations and warranties that by their terms speak only as of a specified date, the representations and warranties set forth in Section 5 shall be true and correct in all material respects (except that, to the extent such representations and warranties are qualified by materiality, then such representations and warranties shall be true and correct in all respects) at and as of the Closing Date as though made on and as of the Closing Date;

                  (ii) the Buyer shall have materially performed and complied with all of its covenants hereunder required to be performed and complied with by it at or prior to the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) the Buyer shall have delivered the stock certificate(s) evidencing the shares of Parent Common Stock issued to the Sellers as in accordance with SCHEDULE 2; and

                  (v) all material filings that are required to have been made by the Buyer with any governmental authority in order to carry out the transactions contemplated by this Agreement shall have been made; all material authorizations, consents, approvals and permits from all such governmental authorities required for the Buyer to carry out the transactions contemplated by this Agreement shall have been received, and all statutory waiting periods (or extensions thereof) in respect thereof shall have expired or otherwise been terminated; all of the consents set forth in SCHEDULE 8(B)(V) shall have been obtained; the Sellers shall have received from legal counsel to the Buyer an opinion substantially in the form attached as EXHIBIT E hereto;

The Sellers' Representative, on behalf of the Sellers, may waive in writing any condition specified in this Section 8(b) at or prior to the Closing.

9. REMEDIES FOR BREACHES OF THIS AGREEMENT.

(a) SURVIVAL. The representations and warranties of the Sellers contained in
Section 3 and 4 (other than those contained in Section 3(a), 3(b), 3(c), 3(d), 3(j), 3(r) and 4(a), 4(b) and 4(c), which shall survive until the expiration of the applicable statute of limitations and Sections 3(p) and (q), which shall survive until the second anniversary of the Closing Date) shall survive the Closing and continue in full force and effect until the expiration of an eighteen (18) month period with the first day of such period commencing on the Closing Date. All covenants herein shall survive the Closing and continue in full force and effect until performed, subject to any applicable statute of limitations and other restrictions or limitations in such covenants. Any claim for indemnification asserted with reasonable specificity within the applicable survival period shall survive until finally determined.

(b) INDEMNIFICATION.

                  (i) Subject to the limitations and conditions set forth in this Section 9, subsequent to the Closing, each Seller shall severally, but not jointly, indemnify, defend and hold harmless the Buyer from, against and in respect of any loss, liability, damage, claim or expense including reasonable attorneys' fees and expenses ("LOSSES") which the Buyer shall suffer, sustain or become subject to as a result of:

                           (A) any breach of covenant by such Seller set forth
                  in this Agreement or any certificate delivered at Closing pursuant to Section 8(a)(iv) of this Agreement;

                           (B) any breach of representations or warranties of
                  such Seller set forth in this Agreement (as well as claims of third parties that would constitute such a breach) or any certificate delivered at Closing pursuant to Section 8(a)(iv) of this Agreement (provided, however, if matter is disclosed by Company or the Sellers prior to Closing pursuant to an officer's certificate or updated Disclosure Schedules and, despite such disclosure, Buyer elects to proceed to Closing in accordance herewith, the Parties hereby agree that the Sellers shall have no liability for any Losses relating to the disclosure shown in such officer's certificate or updated Disclosure Schedules); and

                           (C) any Seller Transaction Expenses or Change of
                  Control Payments (which are discharged by the Buyer or the Company after the Closing other than from proceeds at the Closing);

                  (ii) Subsequent to the Closing, the Buyer shall indemnify, defend and hold harmless the Sellers and their successors and assigns from, against and in respect of, any Losses which any such Person shall suffer, sustain or become subject to by virtue of or which arise out of or result from any breach of the Buyer's covenants, representations or warranties contained herein or any certificate delivered at Closing pursuant to Section 8(b)(iv) of this Agreement.(provided, however, if matter is disclosed by the Buyer prior to Closing pursuant to an officer's certificate or updated Disclosure Schedules and, despite such disclosure, Sellers elect to proceed to Closing in accordance herewith, the Parties hereby agree that the Buyers shall have no liability for any Losses relating to the disclosure shown in such officer's certificate or updated Disclosure Schedules)

                  (iii) Promptly after the assertion by any third party of any claim, demand or notice (a "THIRD PARTY CLAIM") against any Person or Persons entitled to indemnification under this Section 9(b) (the "INDEMNIFIED PARTIES") that results or may reasonably be expected to result in the incurrence by such Indemnified Parties of any Losses for which such Indemnified Parties would be entitled to indemnification pursuant to this Agreement, such Indemnified Parties shall promptly notify the Parties from whom such indemnification could be sought (the "INDEMNIFYING PARTIES") of such Third Party Claim PROVIDED, however, that failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability except to the extent the Indemnifying Party is prejudiced thereby. Any claim for Losses will be set forth in a written notice providing reasonable detail of the nature and scope of such claims. Thereupon, the Indemnifying Parties shall have the right, upon written notice (the "DEFENSE NOTICE") to the Indemnified Parties within 20 days after receipt by the Indemnifying Parties of notice of the Third Party Claim (or sooner if such claim so requires) to conduct, at their own expense, the defense against the Third Party Claim in their own names or, if necessary, in the names of the Indemnified Parties; PROVIDED, HOWEVER, that:

                           A. the Indemnifying Parties must provide evidence
                  reasonably satisfactory to the Indemnified Parties that the Indemnifying Parties possess the financial resources necessary to satisfy the Third Party Claim, if adversely determined;

                           B. the Third Party Claim involves only money damages
                  and not injunctive or other equitable relief; and

                           C. the Indemnified Parties shall have the right to
                  employ separate counsel in any such Third Party Claim properly assumed by the Indemnifying Parties or to participate (subject to the direction of counsel to the Indemnifying Parties) in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Losses incurred by the Indemnified Party.

                  The Party or Parties conducting the defense of any Third Party Claim shall keep the other Parties apprised of all significant developments and shall be authorized to enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim only with the consent of the other Parties which shall not be unreasonably withheld. With respect to this Section 9(b)(iii), (A) the Sellers' Representative shall take

         (or omit to take) all actions on behalf of the Sellers or any of them,
         (B) no Seller shall take (or omit to take) any action without the prior written consent of the Sellers' Representative and (C) no Seller shall take (or omit to take) any action inconsistent with that of the Sellers' Representative. To the extent that any notice must be delivered to or by any Seller pursuant to this Section, such notice shall be delivered to or by the Sellers' Representative. Any claim for indemnification with respect to any matter that is not timely made pursuant to the provisions of this Agreement may not be pursued and will be deemed to have been irrevocably waived.

(c) LIMITATIONS ON INDEMNITY. The rights and remedies under this Section 9 shall be the sole and exclusive rights and remedies of the Parties on account of any claims arising out of, or in connection with, this Agreement or the transactions contemplated hereby other than claims for injunctive or equitable relief. No special, punitive or consequential damages shall be imposed pursuant to this Agreement. All indemnification payments under this Section 9 shall be deemed to be adjustments to the consideration received by the Sellers in connection with the Closing.

(d) BUYER NOTE. The Buyer shall be entitled to recover any amounts to which it is entitled to indemnification from the Buyer Note (after compliance with this Section 9, other than any Adjustment Amount, any excess of Gross-Up Amount, any 338 Benefit Amount or any Seller Transaction Expenses, which shall not be subject to prior compliance with this Section 9), by setting off amounts from the then outstanding principal amount (and any accrued but unpaid interest on such principal amount) of the Buyer Note.

(e) OTHER LIMITATIONS. Anything to the contrary contained in the preceding provisions of this Agreement notwithstanding, (i) no indemnification under this
Section 9 shall be made by the Sellers in favor of the Buyer, or Buyer in favor of the Sellers, as the case may be, unless the total of all such claims for indemnification exceed in the aggregate $250,000 (provided, however, that (A) once such threshold amount is exceeded the Sellers shall indemnify the Buyer, or the Buyer shall indemnify the Sellers, as the case may be, only for the total amount of claims in excess of $250,000 and (B) nothing in this Section 9(e)(i) shall apply to any Adjustment Amount, any excess of Gross-Up Amount to be paid by a Party under this Agreement, any 338 Benefit Amount or any Seller Transaction Expenses and (ii) the obligation of (A) any Seller to indemnify the Buyer and (B) the obligation of the Buyer to indemnify the Sellers, under this
Section 9 shall, be extinguished upon the payment of such Seller to the Buyer or the payment of the Buyer to the Sellers, as the case may be, pursuant to this
Section 9 of an amount in the aggregate equal to the cash proceeds received by such Seller pursuant to Section 2(b)(i) hereof, plus all amounts payable to such Seller under the Buyer Note delivered to such Seller at the Closing, after giving effect to the Adjustment Amount.

10. TERMINATION.

(a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

                  (i) the Buyer, and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event that the Sellers have breached any representation, warranty or covenant contained in this Agreement and such breach could reasonably be expected to have a Material Adverse Effect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; (B) if the Closing shall not have occurred on or before June 8, 2005, by reason of the failure of any condition precedent to have occurred (other than failure of the Parties to obtain any required governmental consent) under Section 8(a) hereof (unless the failure results primarily from the Buyer's breach of any representation, warranty or covenant contained in this Agreement); or (C) if the Closing shall not have occurred on or before June 8, 2005, by reason of the failure of the Parties to obtain any required governmental consent (unless the failure results primarily from the Buyer's breach of any representation, warranty or covenant contained in this Agreement); and

                  (iii) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Sellers' Representative has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; (B) if the Closing shall not have occurred on or before June 8, 2005, by reason of the failure of any condition precedent to have occurred (other than failure of the Parties to obtain any required governmental consent) under Section 8(b) hereof (unless the failure results primarily from the Sellers' breach of any representation, warranty or covenant contained in this Agreement); or (C) if the Closing shall not have occurred on or before June 8, 2005, by reason of the failure of the Parties to obtain any required governmental consent (unless the failure results primarily from the Sellers' breach of any representation, warranty or covenant contained in this Agreement).

(b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to
Section 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach).

11. MISCELLANEOUS.

(a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party. The Parties agree to prepare and issue mutually acceptable press releases on or promptly after the Closing announcing the transactions contemplated hereby.

(b) THIRD-PARTY BENEFICIARIES. Except as contemplated by Sections 6(e), 7(f) or 11(k), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by the Parties, written or oral, to the extent they are related to the subject matter of this Agreement.

(d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Buyer or the Sellers; PROVIDED, HOWEVER, that without the consent of any other parties the Buyer may (i) collaterally assign its rights hereunder to one or more lenders or (ii) assign its rights and obligations hereunder after the Closing to any Person who acquires all or a material portion of the assets or equity of the Company or Buyer.

(e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) HEADINGS. The Section headings contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule.

(g) NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight courier and addressed to the intended recipient as set forth below:

        If to the Sellers,:                                     Charles Steinmetz, as Sellers'
                                                                Representative
                                                                1751 Via Amalfi
                                                                Winter Park, Florida  32789

        With a copy to (which shall not constitute              Greenberg Traurig LLP
        notice to the Sellers):                                 450 South Orange Avenue
                                                                Suite 650
                                                                Orlando, FL 32801
                                                                Attention: Russell P. Hintze

        If to the Buyer:                                        Sunair Southeast Pest Holdings, Inc.
                                                                3005 SW 3rd Ave
                                                                Fort Lauderdale, FL 33315-3312
                                                                Attention: President

        With a copy to (which shall not constitute              Akerman Senterfitt
        notice to the Buyer):                                   SunTrust International Center - 28th Floor
                                                                One Southeast Third Avenue
                                                                Miami, Florida 33131-1714
                                                                Attention: Stephen K. Roddenberry, Esq.


Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) GOVERNING LAW; JURISDICTION; VENUE. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida (i.e., without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida). Each of the Parties submits to the exclusive jurisdiction of any federal court sitting in Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

(i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers.

(j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in ANY situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) EXPENSES. Except as otherwise provided in this Agreement , each of the Parties shall bear its own fees, costs and expenses (including, without limitation, legal, accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, To the extent that any Seller Transaction Expenses, including brokers' fees, are payable after the Closing, they shall be paid by the Sellers.

(l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to an article, section , paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used herein, words in the singular will be held to include the plural and VICE VERSA (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms "hereof," "herein," and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The phase "made available" in this Agreement shall mean that the information referred to has been made available if requested in writing by the party to which such information is to be made available. Any time period provided for in this Agreement which shall end on a Saturday, Sunday or a legal holiday shall extend to 5:00 p.m. of the next full business day.

(m) EXHIBITS; DISCLOSURE SCHEDULE. The Exhibits to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof. The inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Company. The section numbers in the Disclosure Schedule will correspond to the Section numbers in this Agreement. A disclosure in a Disclosure Schedule shall relate only to the section of this Agreement to which such Disclosure Schedule expressly refers and, unless it expressly and specifically cross-references disclosure in another section, shall not be deemed to refer to other sections.

(n) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

12. SELLERS' REPRESENTATIVE.

(a) Each of the Sellers irrevocably constitutes and appoints Charles P. Steinmetz (the "Sellers' Representative") as such Person's true and lawful attorney-in-fact and agent and authorizes him acting for such Person and in such Person's name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement, the Buyer's Note and all of the other documents, agreements and instruments (collectively, the "Transaction Documents") contemplated hereby, as fully to all intents and purposes as such Person might or could do in person, including, without limitation:

                  (i) execute and deliver any and all of the Transaction Documents;

                  (ii) execute and deliver such amendments, modifications, alterations and waivers to the Transaction, Documents from time to time as the Sellers' Representative deems necessary or advisable;

                  (iii) designate accounts for payment of the Purchase Price, and any other amounts owed to the Sellers pursuant to the Transaction Documents;

                  (iv) determine and reach agreement with the Buyer on the Adjustment Amount (and the components thereof);

                  (v) deliver and receive opinions, certificates and other documents required at or in connection with Transaction Documents or the transactions contemplated hereby or thereby, and to agree to waivers or modifications of any such opinions, certificates or other documents;

                  (vi) determine the presence (or absence) of claims for indemnification against the Buyer pursuant to Section 9;

                  (vii) deliver all notices required to be delivered by such Person under this Agreement, including, without limitation, any notice of a claim, for which indemnification is sought under Section 9, any notice of a third party claim under Section 9 above, and any notice of a dispute under Section 9;

                  (viii) receive all notices required to be delivered to such Person under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Section 9, any notice of a third party claim under Section 9, and any notice of a dispute under Section 9; and

                  (ix) take any and all action on behalf of such Person from time to time as the Sellers' Representative may deem necessary or desirable to resolve and/or settle claims under this Agreement, including, without limitation, Section 9.

Each of the Sellers grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement and the agreements contemplated hereby, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Sellers' Representative may lawfully do or cause to be done by virtue hereof. Each of the Sellers acknowledges and agrees that upon execution and delivery by the Sellers' Representative of this Agreement and the agreements, documents or instruments contemplated hereby or any amendments, modifications, alterations or waivers hereof or thereof or any other agreements, opinions, certificates and other documents executed and delivered by the Sellers' Representative pursuant to this Section 12, such Person shall be bound by such documents as fully as if such Person had executed and delivered such documents.

(b) Each Seller agrees that the Buyer shall be entitled to rely on any action taken by the Sellers' Representative, on behalf of the Stockholders, pursuant to
Section 12(a) (each, an "AUTHORIZED ACTION"), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. The Buyer agrees that the Sellers' Representative shall have no personal liability to the Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct.

         [IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                            [SIGNATURE PAGE FOLLOWS]

                                       THE BUYER:

                                       SUNAIR SOUTHEAST PEST HOLDINGS, INC.

                                       By: /s/ Richard C. Rochon
                                           -------------------------------------
                                       Name: Richard C. Rochon
                                       Title:Chairman


                                       THE SELLERS:


                                       /s/ Charles P. Steinmetz
                                       -----------------------------------------
                                       Charles P. Steinmetz, Individually


                                       /s/ Gregory A. Clendenin
                                      ------------------------------------------
                                       Gregory A. Clendenin, Individually


                                       /s/ Gregory A. Clendenin
                                       -----------------------------------------
                                       Gregory A. Clendenin, as Trustee of the
                                       Gregory A. Clendenin Trust, dated
                                       9/11/97, as amended

                                       SunTrust Bank, as Trustee of the Charles
                                       P. Steinmetz Irrevocable Trust for the
                                       Benefit of Matthew A. Steinmetz, dated
                                       April 22, 2002


                                       By: /s/ Michael H. Cook
                                           -------------------------------------
                                           Name: Michael H. Cook
                                           Title:  First Vice President

                                       SunTrust Bank, as Trustee of the Charles
                                       P. Steinmetz Irrevocable Trust for the
                                       Benefit of Louis Steinmetz, dated April
                                       22, 2002


                                       By: /s/ Michael H. Cook
                                           -------------------------------------
                                           Name: Michael H. Cook
                                           Title:  First Vice President

                       JOINDER BY SUNAIR ELECTRONICS, INC.


Sunair Electronics, Inc, a Florida corporation, hereby joins in the foregoing Stock Purchase Agreement solely for the purposes of agreeing to and acknowledging its obligations under the Stock Purchase Agreement relating to the issuance of the Parent Common Stock as part of the Transaction Consideration and its registration obligations under Section 7(g) of the foregoing Stock Purchase Agreement.

                                      SUNAIR ELECTRONICS, INC


                                      By: /s/ Richard C. Rochon
                                          --------------------------------------
                                      Name:Richard C. Rochon
                                      Title:Chairman

                             EXHIBITS AND SCHEDULES

EXHIBIT A            Form of Buyer Note
EXHIBIT B            Change of Control Payments
EXHIBIT C            Form of Seller's Legal Opinion
EXHIBIT D1           Form of Clendenin Employment Agreement
EXHIBIT D2           Form of Noncompetition Agreement
EXHIBIT E            Form of Buyer's Legal Opinion



Schedule 1           Sellers
Schedule 2           Allocation Schedule
Schedule 3(a)        Noncontravention
Schedule 3(b)        Corporate Status
Schedule 3(c)        Assets
Schedule 3(d)        Capitalization
Schedule 3(e)        Shareholders
Schedule 3(f)        Financial Statements
Schedule 3(g)        Absence of Certain Developments
Schedule 3(h)        Undisclosed Liabilities
Schedule 3(i)        Legal Compliance
Schedule 3(j)        Tax Matters
Schedule 3(k)        Real Property
Schedule 3(l)        Intellectual Property
Schedule 3(m)        Contracts
Schedule 3(n)        Insurance
Schedule 3(o)        Litigation
Schedule 3(p)        Employees
Schedule 3(q)        Employee Benefit Plans
Schedule 3(r)        Environmental
Schedule 3(s)        Certain Business Relationships
Schedule 3(t)        Company Permits
Schedule 3(u)(i)     Accounts Receivable
Schedule 3(u)(ii)    Inventory
Schedule 3(v)        Guarantees
Schedule 3(w)        Banks and Depositories
Schedule 3(x)        Books and Records
Schedule 3(x)        Customers and Suppliers
Schedule 3(z)        Pest Treatment
Schedule 3(aa)       Names, Prior Acquisitions; Business Locations
Schedule 5(c)        Noncontravention
Schedule 8(a)(vi)    Seller Required Consents
Schedule 8(a)(vii) Persons to sign Non-Solicitation, Non-Compete and Confidentiality Agreements
Schedule 8(b)(vii)   Buyer Required Consents

                                   SCHEDULE 1



                                     SELLERS



                                                                                 Class of        Number of
                                                                                 Shares          Shares
                                                                                 --------        ---------

Charles P. Steinmetz                                                             A               400
                                                                                 B               1,600
The Charles P. Steinmetz Irrevocable Trust for the Benefit of Matthew A.         B               1,000
Steinmetz, dated April 22, 2002

The Charles P. Steinmetz Irrevocable Trust for the Benefit of Louis Steinmetz,   B               1,000
dated April 22, 2002

Gregory A. Clendenin, as Trustee of the Gregory A. Clendenin Trust, dated        A               100
9/11/97, as amended

                                                                                 B               900

                                   SCHEDULE 2




                                                        Amount of                                  Percentage
                                                      Cash Portion             Number of               of
                                                     of Transaction        Shares of Parent       Transaction
                                                      Consideration          Common Stock        Consideration
                                                     --------------        ----------------      -------------
Charles P. Stenimetz                                  $14,000,000               433,839               40%

The Charles P. Steinmetz Irrevocable Trust for          $7,000,000              216,920               20%
the Benefit of Matthew A. Steinmetz, dated April
22, 2002

The Charles P. Steinmetz Irrevocable Trust for          $7,000,000              216,920               20%
the Benefit of Louis Steinmetz, dated April 22,
2002

Gregory A. Clendenin, as Trustee of the Gregory         $7,000,000              216,920               20%
A. Clendenin Trust, dated 9/11/97, as amended

TOTAL                                                 $35,000,000              1,084,599              100%





The estimated Gross-Up Amount due the Sellers is $0.

The Buyer's Note is to be issued as one promissory note jointly to the Sellers.